UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 29, 2013

UNITED STATES ANTIMONY CORPORATION
(Exact name of registrant as specified in its charter)

Montana	33-00215	81-0305822
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

P.O. Box 643 Thompson Falls, Montana	59873
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (406) 827-3523

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

U. S. ANTIMONY ANNOUNCES MEXICAN STRATEGY

July 29, 2013.  Thompson Falls, Montana. United States Antimony Corporation (“USAC”, NYSE MKT “UAMY”) reported it has pursued a Mexican strategy to generate antimony raw materials from a diversified base of historically productive mines within commercial transport distance from our mills and smelter in Mexico.  The Wadley acquisition is complete and USAC now has 4 properties, Los Juarez, Guadalupe, Guadalupana, Soyatal in production.

We are pleased to provide you with detailed information and projections on these mines. The projections are conjectural and represent goals not yet achieved. In addition the projections assume that the properties are fully permitted with explosive licenses, that equipment and funding is adequate, and that additional metallurgical equipment is permitted. The Wadley, Soyatal, and Guadalupana contain primarily oxide minerals. Recovery of the mineral will be by hand-sort methods for direct shipping ore (DSO) that could recover 30% of the values. The balance will be milled by gravimetric methods to recover another 35% of the values bringing the total recovery to 60-65%. By 2015, the production from these three properties could total 2,430,000 pounds per year (ppy) of contained antimony metal. Recovery from the Guadalupe property is by flotation. Production is currently from dump rock, but following the issuance of an explosive license to allow underground production, the production could total 2,640, 000 ppy by 2015. Using flotation for recovery, the Los Juarez property could produce 1,500,000 ppy of antimony, 450,000 ounces of silver, and 2,250 ounces of gold. USAC does not claim any reserves on these properties and points out that these numbers are merely projections.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED STATES ANTIMONY CORPORATION

Date: July 29, 2013	By:	/s/ John C. Lawrence
John C. Lawrence
President, Director and Principal Executive Officer

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